Exhibit 99.1

THE HARTCOURT COMPANIES, INC.
FOR IMMEDIATE RELEASE
June 16th, 2008

Press Release

Hartcourt Appoints New Director to its Board of Directors

Shanghai, China, June 16th, 2008— The Hartcourt Companies, Inc. (OTC BB: HRCT, Frankfurt: 900009) (“Hartcourt”) has appointed Mr. Zhenyu Hu as a member of its Board of Directors (“Board”), effective June 13, 2008.  Mr. Zhenyu Hu is President of Beijing Yanyuan Rapido Education Company (“Beijing YanYuan”), a company recently acquired by Hartcourt.  Mr. Zhenyu Hu will bring to the Board a valuable perspective as an successful business executive and seasoned board member.  His leadership skills, coupled with his considerable background and knowledge in education and training area, make him a welcome addition to the Board of Hartcourt.

Mr Zhenyu Hu is the editor of the magazine “Successful Way,” and the director of the Science Park of Peking University.  Mr. Zhenyu Hu is also a well-known speaker in the education and training areas. He has appeared in numerous newspaper articles and television programs, and has published many articles and books on education.

Mr Zhenyu Hu is the inventor of Beijing Yanyuan’s training program that helps students rapidly improve their school grades, which has been proven to be effective.  His business experience and reputation have allowed Beijing Yanyuan Rapido Education Company to become a national leading training institution.

With the recent appointment of Mr Zhenyu Hu, and acquisition of Beijing Yanyuan, Hartcourt will further its relationship with Peking University, a top University in the Country, and be able to acquire teaching resources of the University.  The appointment of Mr. Zhenyu Hu is an important step of Hartcourt in implementing its strategy to enter into and focus on education/training market in China.

More details on Mr. Zhenyu Hu can be obtained from the following Web sites:
http://www.pkusp.com/hu/zjzy.htm
http://www.pkusp.com/gftp/index.asp
http://www.yykc.net

About Hartcourt
Hartcourt’s achievements and operations can be found on its web site: http://www.hartcourt.com

Forward-looking Statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Mary Qi, Tel: + 86 21 51113716  Fax: + 86 21 51113719    Email: ir@hartcourt.com